Exhibit 99.1


               Adept Completes $10 Million Common Stock Financing


    LIVERMORE, Calif.--(BUSINESS WIRE)--June 22, 2006--Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of control software, precision robotics and automation services, today announced it has completed the sale of 731,251 shares of its common stock to Crosslink Capital for $10 million, a per share price of $13.6752. This completes the transaction previously announced on June 12, 2006. The financing did not include the issuance of warrants or other convertible securities. Adept plans to use the proceeds for general corporate purposes and to fund growth initiatives. Charles Finnie, general partner at Crosslink, has joined Adept's board of directors, increasing the number of directors to seven.
    "We are very pleased to have completed this financing with Crosslink," commented Robert Bucher, CEO of Adept. "We believe the Company is positioned for growth, and this transaction will help us realize our strategic objectives."

    About Adept Technology, Inc.

    Adept Technology, Inc. develops and markets motion control and machine vision software, intelligent vision-guided robotics systems and extensible controls technology on a global basis. The Adept motion and vision controls platform is both multi-brand and multi-generational. The unique universal robot controller is integrated within Adept's portfolio of intelligent assembly and material handling robots and has been extended to other non-Adept automation and robot mechanisms.
    Adept software, robotics and systems are being used by a variety of industries, including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices and pharmaceuticals. Adept delivers 24/7 applications engineering and field services worldwide including multi-generational robot and automation system upgrades and evergreen product support. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    For further information about Crosslink Capital, visit www.crosslinkcapital.com

    Forward-Looking Statements

    This press release may contain certain forward-looking statements including statements regarding growth that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; and the potential delays associated with the development and introduction of new products or software releases.

    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarter ended April 1, 2006 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.


    CONTACT: Adept Technology, Inc.
             Steven L. Moore, 925-245-3413
             Fax: 925-245-3510